                                 Exhibit 4.20
                       NINTH AMENDMENT TO RECEIVABLE AND
                         INVENTORY FINANCING AGREEMENT

     THIS NINTH AMENDMENT TO RECEIVABLE AND INVENTORY FINANCING AGREEMENT (this "Amendment") is made and entered into as of the 31st day of July, 1999, among SHEFFIELD STEEL CORPORATION, f/k/a HMK INDUSTRIES OF OKLAHOMA, INC., successor by merger to SHEFFIELD STEEL CORPORATION-SAND SPRINGS, f/k/a SHEFFIELD STEEL CORPORATION and SHEFFIELD STEEL CORPORATION - JOLIET, ("Sheffield"), WADDELL'S REBAR FABRICATORS, INC., a Missouri corporation ("Waddell"), WELLINGTON INDUSTRIES, INC., an Oklahoma corporation ("Wellington"; Sheffield, Waddell and Wellington are sometimes referred to individually as a "Company" and collectively as the "Companies"), and BANK OF AMERICA, N.A., a national banking association, formerly NationsBank, N.A., also formerly known as NationsBank, N.A. (South) and also formerly known as NationsBank of Georgia, N.A. (the "Lender").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, heretofore, the Companies and the Lender are parties to that certain Receivable and Inventory Financing Agreement, dated as of January 16, 1992 (hereinafter, as previously amended, the "Agreement"), pursuant to which the Lender agreed to provide certain financial accommodations on the terms and conditions stated therein; and

     WHEREAS, the Companies and the Lender desire to amend the Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given to such terms in the Agreement.

     2.   The Agreement is amended as follows:

     (a) Add the following new definition to Section 1.1 in the appropriate alphabetical order:

          "Fixed Charge Coverage Ratio" shall mean, as of the date of determination, in each case on a consolidated basis for the Companies and their consolidated Subsidiaries, the ratio of (a) EBITDA, minus dividends and other distributions with respect to the capital stock of Sheffield, minus taxes paid in cash, in each case for the twelve fiscal month period most recently ended, to (b) Interest Expense, plus payments made or scheduled to be made on long term debt and Capitalized Lease Obligations, in each case for the twelve fiscal month period most recently ended.

     (b)  Delete the definitions of "Applicable Margin" and "Loans" from Section
1.1 and replace them with the following:

          "Applicable Margin" shall mean an amount determined in accordance with Annex I attached hereto based upon the Fixed Charge Coverage Ratio as of the date of determination. Adjustments to the Applicable Margin shall be effective as of the first day of the calendar month after the Lender's receipt of the Companies' financial statements as of the last day of each fiscal month (commencing with the financial statements for the fiscal month ending on or about July 31, 1999) during each fiscal year in conformance with Section 8.3(a), together with the officer's certificate described in
     Section 8.3(a) setting forth the calculations necessary to determine the ratio referred to above. The calculations of the Applicable Margin made at fiscal year end shall be subject to adjustment upon the Lender's receipt of the Companies' audited financial statements in conformance with Section 8.3(b). In the event the Companies fail to timely provide the financial statements and certificates referred to above, and without prejudice to any additional rights under Section 11, the maximum Applicable Margin shall apply to all Eurodollar Rate Loans and Prime Rate Loans until the first day of the calendar month after the Lender's receipt of such financial statements and certificates, unless the Lender has agreed to extend the time for delivery of such financial statements.

          "Loans" shall mean the Loan or Loans in the original principal amount of up to US Fifty Million Dollars (US$50,000,000.00) made by the Lender to the Companies pursuant to and in accordance with the terms of this Agreement.

     (c) Delete the first sentence of Section 2.1 and replace it with the following:

          2.1 THE LOANS. The Lender agrees to make loans to the Companies, and the Companies agree to borrow from the Lender, upon the request of any Company from time to time up to (i) 80% of the face value of the Companies' Eligible Receivables, plus (ii) 60% of the lower of the fair market value or cost of the Companies' Eligible Inventory, less (iii) such reserves as the Lender may in its absolute discretion establish at any time that an Event of Default exists; provided, however, that the total amount of all Loans outstanding at any one time under the terms of this Agreement shall not at any time exceed US Fifty Million Dollars (US$50,000,000.00), and the total amount of all Loans outstanding at any one time under this Agreement against Eligible Inventory shall not exceed US Thirty-Four Million Dollars (US$34,000,000.00).

     (d) Delete the first sentence of Section 2.2(d) and replace it with the following:

          (d) Certain Fees. As additional consideration for the credit facility established in Section 2.1 hereof, the Companies agree to pay the Lender a facility fee payable on the first day of each month equal to 0.5% per annum of the average unused portion of the facility, less $10,000,000.00, during the prior month; provided, from and after the date on which the amount of Obligations outstanding first exceeds $30,000,000.00, such facility fee will be equal to 0.5% per annum of the average unused portion of the facility during the prior month.

     (e) Delete the first sentence of Section 2.6 and replace it with the following:

          2.6 EFFECTIVE DATE AND TERMINATION. This Agreement shall be effective on January 16, 1992 and shall continue in full force and effect until November 1, 2002, and from year to year thereafter unless terminated on any such anniversary date by either the Lender or Sheffield, on behalf of the Companies, giving to the other not less than sixty (60) days' prior written notice.

     (f)  Delete Section 8.13 and replace it with the following:

          8.13 MINIMUM FIXED CHARGE COVERAGE RATIO. The Companies and their consolidated Subsidiaries shall maintain at all times a Fixed Charge Coverage Ratio, measured as of any date of determination for the 12-month period ending on such date, of at least 1.0 to1.

     (g)  Delete Section 9.16 and replace it with the following:

          9.16 MINIMUM AVAILABILITY. The Companies shall not permit Availability to be less than the amount that corresponds to the then current Fixed Charge Coverage Ratio as set forth in the matrix below:

          Fixed Charge Coverage Ratio                   Minimum Availability
          ---------------------------                   --------------------
          Less than 1.20                                $5,000,000.00
          1.20 or greater, but less than 1.40           $2,500,000.00
          1.40 or greater, but less than 1.60           $1,500,000.00
          Greater than or equal to 1.60                 $1,000,000.00

     (h)  Add the following new Section 9.18:

          9.18 CAPITAL EXPENDITURES. From and after the earlier to occur of (a) the date on which Availability first becomes less than $7,500,000, and (b) the date on which the outstanding Obligations first become greater than $30,000,000, the Companies shall not make or incur Capital Expenditures, in the aggregate, for the then current fiscal year in excess of the greater of
     (y) $4,000,000.00 and (z) (i) $8,000,000.00, multiplied by (ii) the number of fiscal months remaining in such fiscal year, and (iii) divided by twelve. From and after such fiscal year, the Companies shall not make or incur Capital Expenditures in excess of $8,000.000.00 in the aggregate in any fiscal year thereafter.

     (i)  Delete the existing ANNEX I and replace it with the following:

                                    ANNEX I

                          Performance Pricing Matrix
                          --------------------------

               =====================================================
               FIXED CHARGE             Prime Rate      Eurodollar
               RATIO                    Margin          Rate Margin
               =====================================================
               1.60 or greater            0.00%          2.25%
               -----------------------------------------------------
               1.40 or greater, but       0.00%          2.50%
               less than 1.60
               -----------------------------------------------------
               1.20 or greater, but       0.00%          2.75%
               less than 1.40
               -----------------------------------------------------
               Less than 1.20             0.25%          3.00%
               =====================================================


     3.   Borrowing Base Certificate. The Companies shall deliver to the Lender
          --------------------------
a borrowing base certificate setting forth the amount of Loans available to be borrowed in accordance with Section 2.1 of the Agreement, as amended by this Amendment, together with such other information as the Lender may reasonably request, for each week by the third Business Day of the following week.

     4.   Restatement of Representations and Warranties.  The Companies hereby
          ---------------------------------------------
reaffirm each and every representation and warranty heretofore made or deemed to be made by them under or in connection with the execution and delivery of the Agreement and the documents executed in connection therewith (including, without limitation, those representations and warranties set forth in Section 7 of the Agreement) as fully as though such representations and warranties had been made on the date hereof and with specific reference to this Amendment.

     5.   No Default.  To induce the Lender to enter into this Amendment, each
          ----------
Company hereby, as of the date hereof, and after giving effect to the terms hereof, (i) represents and warrants that there exists no Event of Default (or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default), and (ii) agrees that there exists no right of offset, defense, counterclaim, claim or objection in favor of any Company as against the Lender arising out of or with respect to any of the Obligations.

     6.   Effect of Amendment.  Except as expressly set forth herein, the
          -------------------
Agreement and documents executed in connection therewith shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Companies to the Lender and each Company hereby restates, ratifies and reaffirms each and every term and condition set forth in the Agreement and documents executed in connection therewith effective as of the date hereof.

     7.   Counterparts.  This Amendment may be executed in any number of
          ------------
counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

     8.   Successors and Assigns.  This Amendment shall be binding upon and
          ----------------------
inure to the benefit of the successors and permitted assigns of the parties hereto.

     9.   Section References.  Section titles and references used in this
          ------------------
Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

     10.  Costs, Expenses, Taxes and Fees.  The Companies agree to pay, on the
          -------------------------------
date hereof, a fee of $25,000 for the structuring and approval of this Amendment (which fee shall be fully earned on such date and shall not be subject to refund or rebate), and on demand all costs and expenses of the Lender in connection with the preparation, execution, delivery and enforcement of this Amendment and any other transactions contemplated hereby, including, without limitation, the fees and out-of-pocket expenses of legal counsel to the Lender. Such fees are fees for services and are not, nor shall they be deemed to be, interest or a charge for the use of money.

     11.  Further Assurances.  Each Company agrees to take such further action
          ------------------
as the Lender shall reasonably request in connection herewith to evidence the amendments herein contained to the Agreement.

     12.  Governing Law.  This Amendment shall be governed by, and construed in
          -------------
accordance with, the laws of the State of Georgia.

     IN WITNESS WHEREOF, the Companies and the Lender have caused this Amendment to be duly executed under seal, all as of the date first above written.

                         SHEFFIELD STEEL CORPORATION, F/K/A HMK INDUSTRIES OF OKLAHOMA, INC., SUCCESSOR BY MERGER TO SHEFFIELD STEEL CORPORATION-SAND SPRINGS, F/K/A SHEFFIELD STEEL CORPORATION and
                         SHEFFIELD STEEL CORPORATION - JOLIET


                         By: /s/ Stephen R. Johnson - Vice President and CFO
                            ----------------------------------------------------
                                                                         (Title)
                         Attest: /s/ Cheryl Kaiser
                                ------------------------------------------------

                                              [CORPORATE SEAL]


                         WADDELL'S REBAR FABRICATORS, INC.


                         By: /s/ Stephen R. Johnson - Treasurer
                            ----------------------------------------------------
                                                                         (Title)
                         Attest: /s/ Cheryl Kaiser
                                ------------------------------------------------

                                              [CORPORATE SEAL]


                         WELLINGTON INDUSTRIES, INC.


                         By: /s/ Stephen R. Johnson - Treasurer
                            ----------------------------------------------------
                                                                         (Title)
                         Attest: /s/ Cheryl Kasier
                                ------------------------------------------------

                                              [CORPORATE SEAL]


                         BANK OF AMERICA, N.A., F/K/A NATIONSBANK, N.A., F/K/A NATIONSBANK, N.A. (SOUTH), F/K/A NATIONSBANK OF GEORGIA, N.A.


                         By: /s/ Stuart A. Hall - Vice President
                            ----------------------------------------------------
                                                                         (Title)